Exhibit 99.1
UNITED NATURAL FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2024 RESULTS
Providence, RI - October 1, 2024 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the fourth quarter (14 weeks) and fiscal year (53 weeks) ended August 3, 2024.
Fourth Quarter Fiscal 2024 Performance (comparisons to fourth quarter fiscal 2023)
•Net sales increased 10.0% to $8.2 billion; grew 2.1% on a comparable 13-week basis
•Net loss of $37 million; Loss per diluted share (EPS) of $(0.63)
•Adjusted EBITDA(1) increased 53.8% to $143 million, including an approximate $10 million benefit from the additional week
•Adjusted EPS(1) of $0.01
Recent Financial and Operational Summary
•Improving volume trends, new business with existing customers as well as benefits from near-term efficiency initiatives led to full year performance at upper end of outlook ranges for key financial metrics
•Net debt and net leverage(1) decreased sequentially to $2.06 billion and 4.0x, respectively, at year end from $2.13 billion and 4.6x, respectively, at the end of the third quarter
•Advancing network optimization by consolidating Billings and Bismarck distribution centers into other facilities
◦Expected to improve customer and supplier experience in the region through better technology access, a broader product assortment and more efficient and effective service
•Introducing three-year business plan and financial objectives driving customer and supplier value, margin expansion, free cash flow generation and deleveraging
“We delivered fourth quarter results that drove fiscal 2024 performance to the upper end of our previously provided outlook. This capped a year in which we generated four consecutive quarters of sequentially increasing profitability, significantly strengthened our foundation, and built momentum as we enter fiscal 2025. During fiscal 2024, we drove strong same customer growth, extended our agreement with our largest customer, realized approximately $150 million dollars in benefits from structural efficiency initiatives, significantly reduced shrink, lengthened the maturity on our term loan, and onboarded our new President and CFO, Matteo Tarditi.”
“We are also actioning key elements of our updated strategy that has resulted from our ongoing board- and management-led financial review, which we expect will drive accelerating performance and create sustainable value for our customers and suppliers. Simultaneously, we are working to improve free cash flow generation and to reduce net leverage by optimizing our distribution center network, reducing the capital intensity of our business, and driving efficiencies across the organization. We expect these two elements of our strategy will work together to help us generate meaningful shareholder value,” said Sandy Douglas, UNFI’s Chief Executive Officer.

Fourth Quarter Fiscal 2024 Summary(2)

	Fourth Quarter Ended			Fiscal Year Ended
($ in millions, except for per share data)	August 3, 2024 (14 weeks)	July 29, 2023 (13 weeks)	Percent Change	August 3, 2024 (53 weeks)	July 29, 2023 (52 weeks)	Percent Change
Net sales	$8,155	$7,417	10.0%	$30,980	$30,272	2.3%
Chains	$3,425	$3,141	9.0%	$12,967	$12,816	1.2%
Independent retailers	$1,983	$1,897	4.5%	$7,605	$7,699	(1.2)%
Supernatural	$1,844	$1,555	18.6%	$6,941	$6,374	8.9%
Retail	$628	$609	3.1%	$2,436	$2,480	(1.8)%
Other	$650	$593	9.6%	$2,555	$2,477	3.1%
Eliminations	$(375)	$(378)	(0.8)%	$(1,524)	$(1,574)	(3.2)%
Net (loss) income	$(37)	$(68)	N/M	$(112)	$24	N/M
Adjusted EBITDA(1)	$143	$93	53.8%	$518	$640	(19.1)%
(Loss) earnings per diluted share (EPS)	$(0.63)	$(1.15)	N/M	$(1.89)	$0.40	N/M
Adjusted earnings (loss) per diluted share (Adjusted EPS)(1)	$0.01	$(0.25)	N/M	$0.14	$2.23	(93.7)%
Net cash provided by operating activities	$191	$222	(14.0)%	$253	$624	(59.5)%
Payments for capital expenditures	$(120)	$(105)	14.3%	$(345)	$(323)	6.8%
Free cash flow(1)	$71	$117	(39.3)%	$(92)	$301	N/M

N/M - not meaningful
(1)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.
(2)Please refer to the table in this press release detailing comparable growth rates for relevant financial metrics adjusted for the impact of the 53rd week in fiscal 2024.
Fourth Quarter Fiscal 2024 Summary

Net sales in the fourth quarter of fiscal 2024 were $8.2 billion, including an approximate $582 million benefit from the additional week in fiscal 2024, compared to $7.4 billion in the fourth quarter of fiscal 2023. Excluding this additional week, sales increased 2.1% driven by improving unit volumes which turned positive toward the end of the fourth quarter. Sales also benefited from inflation.

Gross profit in the fourth quarter of fiscal 2024 was $1.1 billion, an increase of $150 million, or 15.5%, compared to the fourth quarter of fiscal 2023. On a comparable 13-week basis, gross profit grew 7.0% compared to the prior year quarter. The gross profit rate in the fourth quarter of fiscal 2024 was 13.7% of net sales, including a $12 million LIFO benefit. Gross profit rate was 13.0% of net sales in the fourth quarter of fiscal 2023 which included a $36 million LIFO charge. Excluding the impact of LIFO, the gross profit rate was 13.5% of net sales in the fourth quarter of both fiscal years. The benefit of lower shrink expense was offset by lower product margin rates and a shift in business mix.

Operating expenses in the fourth quarter of fiscal 2024 were $1,075 million, or 13.2% of net sales, compared to $1,004 million, or 13.5% of net sales, in the fourth quarter of fiscal 2023. The decrease in operating expenses as a percentage of sales was driven by the benefits from cost saving initiatives.

Interest expense, net for the fourth quarter of fiscal 2024 was $50 million and included $10 million in costs and charges related to the refinancing of the secured term loan, compared to $35 million for the fourth quarter of fiscal 2023. The increase in interest expense, excluding the refinancing costs, was primarily driven by higher average interest rates and the additional week in the current year quarter.

Effective tax rate for the fourth quarter of fiscal 2024 was a benefit of 15.9% on a pre-tax loss compared to a benefit of 35.0% of pre-tax loss for the fourth quarter of fiscal 2023. The effective tax rate for the fourth quarter of fiscal 2024 includes charges related to share-based compensation and the deductibility of charitable contributions. The effective tax rate for the fourth quarter of fiscal 2023 included benefits from a favorable state audit settlement and the reduction in pre-tax income during the fourth quarter of fiscal 2023.

Net loss for the fourth quarter of fiscal 2024 was $37 million. Net loss for the fourth quarter of fiscal 2023 was $68 million.

Net loss per diluted share (EPS) was $(0.63) for the fourth quarter of fiscal 2024 compared to net loss per diluted share of $(1.15) for the fourth quarter of fiscal 2023. Adjusted EPS was $0.01 for the fourth quarter of fiscal 2024, compared to an adjusted EPS loss of $(0.25) in the fourth quarter of fiscal 2023.

Adjusted EBITDA for the fourth quarter of fiscal 2024 was $143 million, compared to $93 million for the fourth quarter of fiscal 2023.

Capital Allocation and Financing Overview
•Free Cash Flow – During the fourth quarter of 2024, free cash flow was $71 million, compared to $117 million in last year’s fourth quarter. This quarter’s results reflect net cash provided by operating activities of $191 million less payments for capital expenditures of $120 million.
•Net Leverage – Total outstanding debt, net of cash, ended the quarter at $2.06 billion, reflecting an increase of $115 million during fiscal 2024. The net debt to adjusted EBITDA leverage ratio was 4.0x as of August 3, 2024.
•Liquidity – As of August 3, 2024, total liquidity was approximately $1.28 billion, consisting of approximately $40 million in cash, plus the unused capacity of approximately $1.24 billion under the Company’s asset-based lending facility.

Fiscal 2025 Outlook (1)

The Company is providing the following outlook for fiscal 2025, a 52-week year.

Fiscal Year Ending August 2, 2025 (52 weeks)
Net sales ($ in billions)	$30.3 - $30.8
Net loss ($ in millions)	$(41) - $(3)
EPS (2)	$(0.65) - $(0.05)
Adjusted EPS (2)(3)(4)	$0.20 - $0.80
Adjusted EBITDA (4) ($ in millions)	$520 - $580
Capital and cloud implementation expenditures (5)(6)($ in millions)	~ $300
Free cash flow (6)	~ $100
(1)The outlook provided above is for fiscal 2025 only. This outlook is forward-looking, is based on management’s current estimates and expectations and is subject to a number of risks, including many that are outside of management’s control. See cautionary Safe Harbor Statement below.
(2)(Loss) earnings per share amounts as presented include rounding.
(3)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net (loss) income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations. The outlook for Adjusted EPS reflects a tax rate of 26%.
(4)The Company is unable to provide a full reconciliation to the most comparable GAAP measure without unreasonable effort due to the difficulty in predicting the amounts for certain adjustment items.
(5)Reflects the sum of payments for capital expenditures and cloud technology implementation expenditures. The Company believes that providing this non-GAAP measure provides investors with better visibility to the Company’s total investment spend.
(6)The components of capital and cloud implementation expenditures for fiscal 2025 will be primarily dependent on the nature of certain contracts to be executed. As such, the Company is unable to reconcile the outlook for free cash flow as well as capital and cloud implementation expenditures in fiscal 2025 to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast

The Company’s fourth quarter and full year fiscal 2024 conference call and audio webcast will be held today, Tuesday, October 1, 2024 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 660 - 6768 (conference ID 1099581). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, eCommerce providers, and foodservice customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is delivering value for its stakeholders, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Senior Vice President, Investor Relations and Corporate Development
401-213-2160 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 29, 2023 filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2023 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition, including as a result of the continuing consolidation of retailers and the growth of consumer choices for grocery and consumable purchases; our ability to realize the anticipated benefits of our strategic initiatives; changes in relationships with our suppliers; our ability to operate, and rely on third parties to operate, reliable and secure technology systems; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our ability to realize anticipated benefits of strategic transactions; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products; our ability to maintain sufficient volume in our wholesale distribution and services businesses to support our operating infrastructure; our ability to access additional capital; increases in healthcare, pension and other costs under our single employer benefit plan and multiemployer benefit plans; the potential for additional asset impairment charges; our sensitivity to general economic conditions including inflation, changes in disposable income levels and consumer purchasing habits; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; our ability to maintain food quality and safety; and volatility in fuel costs. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, adjusted earnings per diluted common share (“Adjusted EPS”), adjusted effective tax rate, free cash flow, net debt to Adjusted EBITDA leverage ratio and capital and cloud implementation expenditures. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as tax impacts related to the vesting of share-based compensation awards. The non-GAAP Adjusted EBITDA measure is a consolidated measure which the Company reconciles by adding Net (loss) income including noncontrolling interests, less Net income attributable to noncontrolling interests, plus Non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus (Benefit) provision for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, Loss (gain) on sale of assets and other asset charges, certain legal charges and gains, and certain other non-cash charges or other items, as determined by management. The non-GAAP free cash flow measure is defined as net cash provided by (used in) operating activities less payments for capital expenditures. The non-GAAP net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by the trailing four quarters Adjusted EBITDA. The non-GAAP capital and cloud implementation expenditures measure is defined as the sum of payments for capital expenditures and cloud technology implementation expenditures.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of the Company’s business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company believes that providing non-GAAP capital and cloud implementation expenditures provides investors with better visibility into the Company's total investment expenditures. The components of capital and cloud implementation expenditures for fiscal 2025 will be primarily dependent on the nature of certain contracts to be executed. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2025 fiscal year to the comparable periods in the 2024 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	August 3, 2024 (14 weeks)	July 29, 2023 (13 weeks)	August 3, 2024 (53 weeks)	July 29, 2023 (52 weeks)
Net sales	$8,155	$7,417	$30,980	$30,272
Cost of sales	7,039	6,451	26,779	26,141
Gross profit	1,116	966	4,201	4,131
Operating expenses	1,075	1,004	4,100	3,973
Restructuring, acquisition and integration related expenses	19	7	36	8
Loss on sale of assets and other asset charges	20	30	57	30
Operating income (loss)	2	(75)	8	120
Net periodic benefit income, excluding service cost	(4)	(7)	(15)	(29)
Interest expense, net	50	35	162	144
Other income, net	—	—	(2)	(2)
(Loss) income before income taxes	(44)	(103)	(137)	7
Benefit for income taxes	(7)	(36)	(27)	(23)
Net (loss) income including noncontrolling interests	(37)	(67)	(110)	30
Less net income attributable to noncontrolling interests	—	(1)	(2)	(6)
Net (loss) income attributable to United Natural Foods, Inc.	$(37)	$(68)	$(112)	$24

Basic (loss) earnings per share	$(0.63)	$(1.15)	$(1.89)	$0.41
Diluted (loss) earnings per share	$(0.63)	$(1.15)	$(1.89)	$0.40

Weighted average shares outstanding:
Basic	59.5	58.6	59.3	59.2
Diluted	59.5	58.6	59.3	60.7

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par values)

	August 3, 2024	July 29, 2023
ASSETS
Cash and cash equivalents	$40	$37
Accounts receivable, net	953	889
Inventories, net	2,179	2,292
Prepaid expenses and other current assets	230	245
Total current assets	3,402	3,463
Property and equipment, net	1,820	1,767
Operating lease assets	1,370	1,228
Goodwill	19	20
Intangible assets, net	649	722
Deferred income taxes	87	32
Other long-term assets	181	162
Total assets	$7,528	$7,394
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,688	$1,781
Accrued expenses and other current liabilities	288	283
Accrued compensation and benefits	197	143
Current portion of operating lease liabilities	181	180
Current portion of long-term debt and finance lease liabilities	11	18
Total current liabilities	2,365	2,405
Long-term debt	2,081	1,956
Long-term operating lease liabilities	1,263	1,099
Long-term finance lease liabilities	12	12
Pension and other postretirement benefit obligations	15	16
Other long-term liabilities	151	162
Total liabilities	5,887	5,650
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 62.0 shares issued and 59.5 shares outstanding at August 3, 2024; 61.0 shares issued and 58.5 shares outstanding at July 29, 2023	1	1
Additional paid-in capital	635	606
Treasury stock at cost	(86)	(86)
Accumulated other comprehensive loss	(47)	(28)
Retained earnings	1,138	1,250
Total United Natural Foods, Inc. stockholders’ equity	1,641	1,743
Noncontrolling interests	—	1
Total stockholders’ equity	1,641	1,744
Total liabilities and stockholders’ equity	$7,528	$7,394

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended
(in millions)	August 3, 2024 (53 weeks)	July 29, 2023 (52 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income including noncontrolling interests	$(110)	$30
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	319	304
Share-based compensation	39	38
Gain on sale of assets	(7)	(9)
Long-lived asset impairment charges	43	25
Net pension and other postretirement benefit income	(15)	(29)
Deferred income tax benefit	(49)	(36)
LIFO charge	7	119
Provision (recoveries) for losses on receivables	3	(1)
Non-cash interest expense and other adjustments	18	13
Changes in operating assets and liabilities, net of acquired businesses
Accounts and notes receivable	(68)	327
Inventories	104	(57)
Prepaid expenses and other assets	(157)	(108)
Accounts payable	(81)	53
Accrued expenses and other liabilities	207	(45)
Net cash provided by operating activities	253	624
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(345)	(323)
Proceeds from dispositions of assets	25	16
Payments for investments	(22)	(32)
Net cash used in investing activities	(342)	(339)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	2,571	2,976
Proceeds from issuance of other loans	15	—
Repayments of borrowings under revolving credit line	(2,270)	(3,004)
Repayments of long-term debt and finance leases	(191)	(154)
Repurchases of common stock	—	(62)
Payments of employee restricted stock tax withholdings	(7)	(40)
Payments for debt issuance costs	(18)	—
Distributions to noncontrolling interests	(4)	(6)
Repayments of other loans	(2)	(2)
Other	(2)	—
Net cash provided by (used in) financing activities	92	(292)
EFFECT OF EXCHANGE RATE ON CASH	—	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3	(7)
Cash and cash equivalents, at beginning of period	37	44
Cash and cash equivalents, at end of period	$40	$37
Supplemental disclosures of cash flow information:
Cash paid for interest	$159	$133
Cash refunds for federal, state and foreign income taxes, net	$(14)	$(5)
Additions of property and equipment included in Accounts payable	$21	$32

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.

Reconciliation of Net (loss) income including noncontrolling interests to Adjusted EBITDA (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	August 3, 2024 (14 weeks)	July 29, 2023 (13 weeks)	August 3, 2024 (53 weeks)	July 29, 2023 (52 weeks)
Net (loss) income including noncontrolling interests	$(37)	$(67)	$(110)	$30
Adjustments to net (loss) income including noncontrolling interests:
Less net income attributable to noncontrolling interests	—	(1)	(2)	(6)
Net periodic benefit income, excluding service cost	(4)	(7)	(15)	(29)
Interest expense, net	50	35	162	144
Other income, net	—	—	(2)	(2)
Benefit for income taxes	(7)	(36)	(27)	(23)
Depreciation and amortization	91	80	319	304
Share-based compensation	11	5	37	38
LIFO (benefit) charge	(12)	36	7	119
Restructuring, acquisition and integration related expenses(1)	19	7	36	8
Loss on sale of assets and other asset charges(2)	20	30	57	30
Multiemployer pension plan withdrawal charges(3)	—	1	—	1
Other retail expense(4)	—	1	—	1
Business transformation costs(5)	12	9	52	25
Other adjustments(6)	—	—	4	—
Adjusted EBITDA	$143	$93	$518	$640

(1)Fiscal 2024 and fiscal 2023 primarily reflects costs associated with certain employee severance.
(2)Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations in the first quarter of fiscal 2024, a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations in the third quarter of fiscal 2024, a $15 million non-cash impairment charge related to the decision to close certain leased and owned distribution center locations in the fourth quarter of fiscal 2024 and $21 million in losses on the sales of receivables under the accounts receivable monetization program. Fiscal 2023 primarily includes a $25 million intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings and $14 million in losses on the sales of receivables.
(3)Fiscal 2023 reflects adjustments to multiemployer pension plan withdrawal charge estimates.
(4)Fiscal 2023 reflects store closure costs, operational wind-down and inventory charges.
(5)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to the board-led financial review in fiscal 2024, all of which are included within Operating expenses in the Consolidated Statements of Operations.
(6)Primarily reflects third-party professional service fees related to shareholder negotiations in the first quarter of fiscal 2024.

Reconciliation of Net (loss) income attributable to United Natural Foods, Inc. to Adjusted net (loss) income and Adjusted EPS (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions, except per share amounts)	August 3, 2024 (14 weeks)	July 29, 2023 (13 weeks)	August 3, 2024 (53 weeks)	July 29, 2023 (52 weeks)
Net (loss) income attributable to United Natural Foods, Inc.	$(37)	$(68)	$(112)	$24
Restructuring, acquisition, and integration related expenses(1)	19	7	36	8
Loss on sale of assets and other asset charges other than losses on sales of receivables(2)	15	25	36	16
LIFO (benefit) charge	(12)	36	7	119
Surplus property depreciation and interest expense(3)	2	1	5	2
Multiemployer pension plan withdrawal charges(4)	—	1	—	1
Loss on debt extinguishment	10	—	10	3
Other retail expense(5)	—	1	—	1
Business transformation costs(6)	12	9	52	25
Other adjustments(7)	—	—	4	—
Tax impact of adjustments and adjusted effective tax rate(8)	(8)	(26)	(29)	(63)
Adjusted net income (loss)	$1	$(14)	$9	$136

Diluted weighted average shares outstanding	60.0	58.6	60.4	60.7
Adjusted EPS(9)	$0.01	$(0.25)	$0.14	$2.23

(1)Fiscal 2024 and fiscal 2023 primarily reflects costs associated with certain employee severance.
(2)Loss on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss on sale of assets and other asset charges on the Consolidated Statements of Operations and are not adjusted in the calculation of Adjusted EPS. Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations in the first quarter of fiscal 2024, a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations in the third quarter of fiscal 2024 and a $15 million non-cash impairment charge related to the decision to close certain leased and owned distribution center locations in the fourth quarter of fiscal 2024. Fiscal 2023 primarily includes a $25 million intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings.
(3)Reflects surplus, non-operating property depreciation and interest expense.
(4)Fiscal 2023 reflects adjustments to multiemployer pension plan withdrawal charge estimates.
(5)Fiscal 2023 reflects store closure costs, operational wind-down and inventory charges.
(6)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to the board-led financial review in fiscal 2024, all of which are included within Operating expenses in the Consolidated Statements of Operations.
(7)Primarily reflects third-party professional service fees related to shareholder negotiations in the first quarter of fiscal 2024.
(8)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(9)Adjusted earnings (loss) per share amounts are calculated using actual unrounded figures.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	Fiscal Year Ended August 3, 2024
Current portion of long-term debt and finance lease liabilities	$11
Long-term debt	2,081
Long-term finance lease liabilities	12
Less: Cash and cash equivalents	(40)
Net carrying value of debt and finance lease liabilities	2,064
Adjusted EBITDA	$518
Adjusted EBITDA leverage ratio	4.0x

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	August 3, 2024 (14 weeks)	July 29, 2023 (13 weeks)	August 3, 2024 (53 weeks)	July 29, 2023 (52 weeks)
Net cash provided by operating activities	$191	$222	$253	$624
Payments for capital expenditures	(120)	(105)	(345)	(323)
Free cash flow	$71	$117	$(92)	$301

Reconciliation of Payments for capital expenditures to Capital and cloud implementation expenditures (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	August 3, 2024 (14 weeks)	July 29, 2023 (13 weeks)	August 3, 2024 (53 weeks)	July 29, 2023 (52 weeks)
Payments for capital expenditures	$120	$105	$345	$323
Cloud technology implementation expenditures (1)	5	12	25	21
Capital and cloud implementation expenditures (2)	$125	$117	$370	$344
(1)Cloud technology implementation expenditures are included in operating activities in the Consolidated Statements of Cash Flows.
(2)Certain amounts in fiscal 2024 have been reclassified from Cloud technology implementation expenditures to Payments for capital expenditures. These reclassifications had no impact on total Capital and cloud implementation expenditures, or on prior year reported amounts.
Fiscal 2024 Comparable Growth Rates (unaudited)

	Fourth Quarter Ended			Fiscal Year Ended
($ in millions)	August 3, 2024 (13 weeks)(1)	July 29, 2023 (13 weeks)	Comparable 13 Week Percent Change(2)	August 3, 2024 (52 weeks)(1)	July 29, 2023 (52 weeks)	Comparable 52 Week Percent Change(2)
Net sales	$7,573	$7,417	2.1%	$30,398	$30,272	0.4%
Chains	$3,180	$3,141	1.2%	$12,722	$12,816	(0.7)%
Independent retailers	$1,842	$1,897	(2.9)%	$7,464	$7,699	(3.1)%
Supernatural	$1,711	$1,555	10.0%	$6,808	$6,374	6.8%
Retail	$583	$609	(4.3)%	$2,391	$2,480	(3.6)%
Other	$606	$593	2.2%	$2,511	$2,477	1.4%
Eliminations	$(349)	$(378)	(7.7)%	$(1,498)	$(1,574)	(4.8)%
Adjusted EBITDA	$133	$93	43.0%	$508	$640	(20.6)%
(1)Excludes the estimated impact of the 53rd week in fiscal 2024.
(2)The comparable 13-week and 52-week percent changes remove the estimated contribution from the additional week in fiscal 2024 which is calculated by subtracting one-fifth of the respective metrics for the last five-week period within the 14-week fourth quarter of fiscal 2024.

Reconciliation of actual 2024 and 2023 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Actual Fiscal 2024	Actual Fiscal 2023
U.S. GAAP Effective Tax Rate	20%	(329)%
Discrete quarterly recognition of GAAP items(1)	20%	270%
Tax impact of other charges and adjustments(2)	(24)%	139%
Changes in valuation allowances(3)	5%	(57)%
Other(4)	—%	—%
Adjusted Effective Tax Rate(4)	21%	23%
Note: As part of the year-end reconciliation, we have updated the reconciliation of the fiscal 2024 GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating Adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.